Exhibit 99.1
For further information contact:
Michael Garone, Chief Financial Officer
973-532-8005 or mgarone@emisphere.com

EMISPHERE TECHNOLOGIES AND MICHAEL V. NOVINSKI MUTUALLY AGREE TO
THE NON-RENEWAL OF EMPLOYMENT CONTRACT
Michael R. Garone Appointed Interim Chief Executive Officer
CEDAR KNOLLS, N.J., February 28, 2011 — Emisphere Technologies, Inc. (OTC BB: EMIS) today announced that the Company and Michael V. Novinski have come to a mutual agreement not to renew Mr. Novinski’s employment agreement with the Company. In connection with this mutual agreement not to renew the employment agreement, Mr. Novinski resigned as President, Chief Executive Officer and director of the Company on February 28, 2011.
In addition, the Company and Mr. Novinski entered into a separation and release agreement, dated February 28, 2011 (the “Separation Agreement”), pursuant to which the Company shall pay to Mr. Novinski certain accrued but unpaid bonus payments and vacation benefits and shall also pay its portion of Mr. Novinski’s COBRA health benefits for a certain period of time as further set forth therein. The Separation Agreement also provides that Mr. Novinski’s unvested stock options will continue to vest in accordance with Mr. Novinski’s underlying option agreements and that Mr. Novinski may exercise his vested stock options through April 6, 2012. Under the terms of the Separation Agreement, Mr. Novinski has agreed to provide consulting services to the Company for a period of 18 months and has also agreed to release the Company and certain affiliated parties from all claims and liabilities under federal and state laws arising from his relationship with the Company.
The board of directors thanks Mr. Novinski for his service and wishes him well in his future endeavors. The Company has begun its search for a permanent CEO.
Also on February 28, 2011, the board of directors of the Company appointed Michael R. Garone, the Company’s current Chief Financial Officer, to serve as the Company’s Interim Chief Executive Officer, effective immediately upon Mr. Novinski’s resignation, until a successor is named.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 000-17758) filed on March 25, 2010, Emisphere’s Quarterly Report on Form 10-Q filed on May 17, 2010, Emisphere’s Quarterly Report on Form 10-Q filed on August 16, 2010, and Emisphere’s Quarterly Report on Form 10-Q filed on November 12, 2010.